Exhibit 10.72

Mr. MARIO MAURI

RE: Employment at Walsh Italia Srl

We are following up on our conversations to let you know that we are willing to hire you tentatively as of 10/1/1995 in the position of Management EMPLOYEE EXECUTIVE level, with missions included in your level and in the function of “QUALITY ASSURANCE MANAGER”.

The collective bargaining agreement for COMMERCE AND SERVICE COMPANIES will apply.

Workplace MILAN

The work schedule will be 40 hours weekly.

The gross salary indicated is divided in 14 monthly installments and will be 60,000,000 lire (sixty million) distributed into the various items of the contract and, for the surplus, in the item “super minimum absorbable in future increases of the contract”.

The company will also pay you an annual BONUS equal to 10% of your gross annual salary in the presence of conditions to be agreed upon with the company as soon as you are hired.

Restaurant Ticket: you will be offered a good meal (L. 7,000) for every day of actual presence in the company.

The legal and contractual withholdings will be made from the aforementioned salary.

In addition, you will receive any family allocations to which you may be entitled.

During the trial period established at 6 months of actual work there is a mutual right to cancel the employment contract at any time without obligation to give notice for both parties.

You are obligated to keep the most rigorous confidentiality concerning the data and information you may come to know, including occasionally, in connection with your employment and therefore you must use them only for the purpose for which they are given to you.

All aspects not expressly specified in this contract will be governed both by the regulatory part and by the economic part of the COLLECTIVE BARGAINING AGREEMENT FOR THE EMPLOYEES OF COMMERCE AND SERVICE COMPANIES.

Please return the copy of this letter signed for acceptance and approval.

Best regards.

PAUL L. LIZIOLI

Managing Director

for acceptance and approval

Milan. 6/15/1995